Exhibit 5.1

e-mail: GChamberlain@applebyglobal.com direct dial: Tel +441 298 3589 Fax +441 298 3491 your ref: appleby ref: 137506.19 2 June 2010

Invesco Ltd. 1555 Peachtree Street, NE Atlanta GA 30309

Dear Sirs

Invesco Ltd. – Transaction Agreement

We have acted as Bermuda counsel to Invesco Ltd., a Bermuda company (the “Company”) in connection with the issuance by the Company of (i)11,679,439 of its common shares, par value $0.20 per share (the “Common Shares”); and (ii)19,212 of its Series A convertible participating preference shares, par value $0.20 per share (the “Series A Shares”) ((i) and (ii) together, the “Shares”) pursuant to a Transaction Agreement between Morgan Stanley and the Company, dated as of October 19, 2009 (as amended, the “Transaction Agreement”).  For the purposes of this opinion we have examined and relied upon the documents (the “Documents”) listed, and in some cases defined, in the schedule to this opinion (the “Schedule”).

Assumptions

In stating our opinion we have assumed:

(a)          the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original Documents of all Documents and other such documentation  submitted to us as certified, conformed, notarized, faxed, electronic or photostatic copies;

(b)         that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)          the genuineness of all signatures on the Documents;

(d)         the authority, capacity and power of each of the persons signing the Documents (other than any person signing on behalf of the Company);

(e)          that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)          that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions (i) passed by an Ad Hoc Committee of the Board of Directors in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout, and (ii) passed by the Board of Directors in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout, and (iii) passed by the Board of Directors in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout, and that there is no matter affecting the authority of the Directors to issue the Shares pursuant to the Transaction Agreement, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(g)         that the Common Shares, to the extent they constitute “Equity Securities”, as such term is defined in the general permission granted by the Bermuda Monetary Authority in its Notice to the public dated 1 July 2005 (the “BMA Notice”), are listed on the New York Stock Exchange in order to bring the Shares within the permission granted in the BMA Notice.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

Reservations

We have the following reservations:

(a)          We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.  This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)         Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of a company and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of such company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, such company.

(c)          We have relied upon statements and representations made to us in the Certificate provided to us by an authorised officer of the Company for purposes of this opinion.  We have made no independent verification of the matters referred to in the Certificate, and we qualify such opinion to the extent that the statements or representations made in the Certificate are not accurate in any respect.

Disclosure

This opinion is addressed to you in connection with the issuance by the Company of the Shares and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent.  We consent to the filing of this opinion as an exhibit to the Company’s Form 8-K and we further consent to the use of our name under the caption “Validity of the Common Stock” in the Prospectus Supplement and the incorporation of such opinion into the Registration Statement in accordance with Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”).  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.  This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.  This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby

Appleby

SCHEDULE

1.                  Certified copies of the Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-laws of the Company (collectively referred to as the “Constitutional Documents”).

2.                  An officer’s certificate dated 24 May 2010 issued by Robert H. Rigsby, Assistant Secretary of the Company, certifying the resolutions of the Project Venus Ad Hoc Committee of the Board of Directors of the Company passed on 9 October 2009, resolutions passed by the Board of Directors of the Company on 10 December 2009, and resolutions passed by the Board of Directors of the Company on 17 May 2010 (together, the “Resolutions”) and other matters relative to the Shares.

3.                  An officer’s certificate dated as of 2 June 2010 issued by Robert H. Rigsby as Assistant Secretary of the Company (the “Certificate”).

4.                  A copy of the general permission, given by the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations for the issue of the Shares, pursuant to the BMA Notice.

5.                  Directors and Officers’ Register in respect of the Company dated 2 June 2010.

6.                  The Company’s Prospectus dated 1 May 2009.

7.                  The Company’s Prospectus Supplement dated 2 June 2010 in respect of the resale of the Shares.

8.                  An executed copy of the Transaction Agreement.

9.                  An executed copy of the Certificate of Designation, Preferences and Rights of the Series A Shares.